Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-136924 and No. 333-163114 on Form S-8 of our report dated March 29, 2012, relating to the financial statements of GeoMet, Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in 2009 of the accounting for natural gas reserves), appearing in this Annual Report on Form 10-K of GeoMet, Inc. for the year ended December 31, 2011.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

March 29, 2012